As filed with the Securities and Exchange Commission on September 8, 2000

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                NEORX CORPORATION
             (Exact name of registrant as specified in its charter)


                   WASHINGTON                                  91-1261311
 ---------------------------------------------       -------------------------------
 (State or other jurisdiction of incorporation       (I.R.S. Employer Identification
                or organization)                                 Number)


                            410 WEST HARRISON STREET
                         SEATTLE, WASHINGTON 98119-4007
                                 (206) 281-7001
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                              RICHARD L. ANDERSON
                     PRESIDENT AND CHIEF OPERATING OFFICER
                               NEORX CORPORATION
                            410 WEST HARRISON STREET
                         SEATTLE, WASHINGTON 98119-4007
                                 (206) 281-7001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                   Copies to:
                                 FAITH M. WILSON
                                PERKINS COIE LLP
                          1201 THIRD AVENUE, SUITE 4800
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 287-3237

                              ---------------------

    Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                              ---------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE


==========================================================================================================
  Title of Each Class                            Proposed Maximum     Proposed Maximum
  of Securities to Be       Amount to be        Aggregate Offering       Per Share           Amount of
      Registered          Registered(1)(2)          Price(3)          Offering Price(3)   Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.02 par
value .................   2,450,000 shares            $18.63            $45,643,500           $12,050
==========================================================================================================

(1) All 2,450,000 shares registered pursuant to this registration statement are to be offered by the selling shareholders.

(2) Includes an indeterminate number of additional shares of common stock as may from time to time be issuable by reason of stock splits, dividends and similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1993, as amended.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low selling prices of the Common Stock on September 6, 2000, as reported on the Nasdaq National Market.

                              ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                2,450, 000 SHARES



                                NEORX CORPORATION

                              ---------------------

                                  COMMON STOCK

                              ---------------------



        This prospectus relates to the public offering of up to 2,450,000 shares of our common stock that are held by some of our current shareholders and may be offered and sold from time to time by the selling shareholders.

        The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "NERX." On September 6, 2000, the last sales price of the common stock, as reported on the Nasdaq National Market, was $ 18.625 per share.

        SEE "RISK FACTORS" BEGINNING AT PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                              ---------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                   The date of this Prospectus is      , 2000

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION................................................................1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..................................................1

NEORX CORPORATION..................................................................................2

RISK FACTORS.......................................................................................3

USE OF PROCEEDS....................................................................................9

SELLING SHAREHOLDERS...............................................................................9

PLAN OF DISTRIBUTION...............................................................................9

VALIDITY OF COMMON STOCK..........................................................................11

EXPERTS ..........................................................................................11


        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND ARE SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents with the SEC electronically. You can also inspect our SEC filings at the offices of The Nasdaq Stock Market, 1735 K Street, NW, Washington D.C. 20006.

        This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. We refer you to the registration statement and its exhibits for further information about us and the common stock offered by the selling shareholders.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

        -       our Annual Report on Form 10-K for the year ended December 31,
                1999;

        - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

        -       our Proxy Statement for the 2000 Annual Meeting of Shareholders.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

                                 Melinda G. Kile
                                 Controller
                                 NeoRx Corporation
                                 410 West Harrison Street
                                 Seattle, Washington 98119-4007
                                 (206) 286-2501


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "propose" or "continue," the negative of these terms or other terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section below. These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on our forward-looking statements, which apply only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                NEORX CORPORATION

        We are developing innovative products designed to provide improved, cost-effective treatments for patients with cancer. We are in the process of completing enrollment of U.S. Food and Drug Administration Phase I and Phase II trials of our Skeletal Targeted Radiation (STR) product combined with chemotherapy in patients with multiple myeloma. Multiple myeloma is a cancer involving malignancy of plasma cells that are found in the bone marrow. STR uses a targeting principle to deliver a form of radiation called holmium-166, to bone, where it is designed to destroy both tumor cells and normal cells in the marrow. The patient then receives reinfused cells harvested from the patient prior to exposure to treatment. These reinfused cells are designed to repopulate the bone marrow so that the patient can make normal red cells, white cells and platelets. We believe that STR represents an important opportunity in cancer therapy to deliver high doses of a toxic agent to the bone and marrow cavity without simultaneously causing significant damage to organs outside the bone. We plan to initiate a Phase III trial of our STR product for multiple myeloma later this year. Prior to the end of 2000, we also expect to initiate Phase I trials of our STR product for breast and prostate cancers that have spread to the bone.

        We also are developing a proprietary PRETARGET(R) program to deliver radiation therapy, and potentially other anti-cancer agents, to tumor sites. This program uses so-called monoclonal antibody-based technology, which employs antibodies to target cancer. Antibodies are proteins produced by certain white blood cells in the body's immune system in response to foreign substances (antigens), such as viruses, bacteria, toxins and specific types of cancer cells. A monoclonal antibody is an antibody that comes from one original cell, and its daughter cells are identical. Monoclonal antibodies, therefore, are distinctive because each antibody molecule in a large batch is the same. Each antibody produced to a different substance is unique and will bind only to a single type of antigen. Cancer cells are thought to have antigens on their surfaces in greater amounts than found on most normal tissues. Antibodies can be made that recognize these more cancer-related antigens.

        Our PRETARGET(R) technology is a means of using agents, such as antibodies, to deliver therapeutic molecules to tumors. We believe that our PRETARGET(R) program represents a safer and potentially more effective means of delivering therapeutic molecules than other techniques. We believe that we have established clinical proof-of-concept of the PRETARGET(R) technology in patients with lymphomas in a pilot Phase I trial. Lymphomas are cancers of the lymph cells in the body. Phase I clinical trials in patients with lymphomas are expected to begin by the end of this year. Development of this lymphoma product is, in part, being sponsored through a peer review Fast-Track Innovative Research Grant from the National Institutes of Health. We also are developing PRETARGET(R) therapeutics for the treatment of cancers of the lung, breasts, ovaries, colon, rectum and pancreas. Phase I clinical trials in patients with pancreatic or colorectal cancers are expected to begin in 2001.

        Our principal executive offices are located at 401 West Harrison Street, Seattle, Washington 98119-4007. Our telephone number is (206) 281-7001. We maintain a World Wide Web site at www.neorx.com. Information contained on our Web site does not constitute part of, nor is it incorporated by reference into, this prospectus.

                                  RISK FACTORS

        IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE EXPECT TO CONTINUE TO OPERATE AT A LOSS, AND WE MAY NEVER BECOME PROFITABLE

        We have not been profitable since our formation in 1984, and we may never achieve and sustain profitability. To date, we have been engaged only in research and development activities and have not generated any revenues from product sales. The process of developing our products requires significant research and development, preclinical testing and clinical trials, as well as numerous regulatory approvals. We do not anticipate that any of our proposed products will be commercially available for several years, if ever. We expect to incur operating losses for the foreseeable future.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE

        We will need substantial additional funds to continue our research and development activities. We believe that our existing funds will be sufficient to satisfy our financing requirements through at least the second quarter of 2002. We intend to seek additional financing, which may take the form of public or private financings, including equity financings that would be dilutive to existing shareholders, and strategic alliances with third parties. We may not be able to obtain such additional capital or enter into strategic relationships on a timely basis, on favorable terms, or at all. If adequate funds are not available, we may be required to delay, reduce or eliminate expenditures for certain programs or be forced to partner with third parties to develop or commercialize products or technologies that we otherwise would have sought to develop independently.

OUR POTENTIAL PRODUCTS MUST UNDERGO RIGOROUS CLINICAL TESTING AND REGULATORY APPROVALS, WHICH COULD SUBSTANTIALLY DELAY OR PREVENT US FROM MARKETING ANY PRODUCTS

        Prior to securing required regulatory approvals for sale of our potential products, we must conduct extensive preclinical and clinical tests to demonstrate the safety and efficacy of such products in humans. Results of initial preclinical and clinical tests are not necessarily indicative of results that will be obtained from subsequent or more extensive preclinical and clinical tests. Because our proposed products are based on new and unproven technologies, we face the risk that any or all of our proposed products could prove to be ineffective or unsafe, or be inferior to products marketed by others. Factors such as delays in patient enrollment in our clinical trials, the discovery of unacceptable side effects, or the development of disease resistance or other physiological factors could cause us to interrupt, limit, delay or abort the development or sale of our potential products. If we do not develop commercially viable products and successfully bring them to market, we will be unable to generate funds internally to support our operations.

WE MAY NOT BE ABLE TO OBTAIN GOVERNMENT APPROVAL IN A TIMELY MANNER TO MANUFACTURE AND MARKET OUR POTENTIAL PRODUCTS OR APPROVAL MAY BE WITHDRAWN

        The manufacture and marketing of our proposed products and our research and development activities are subject to regulation for safety, efficacy and quality by numerous government authorities in the United States and other countries. The regulatory requirements governing the biotechnology industry are uncertain and subject to change. We will not be able to market a product and generate revenues unless we secure and retain all required regulatory approvals.

        In the United States, clinical trials, manufacturing and marketing are subject to the rigorous testing and approval processes of the U.S. Food and Drug Administration, commonly referred to as the FDA. The FDA approval process is typically lengthy and expensive, and approval is never certain. Because of the risks and uncertainties of biochemical development, significant delays and excessive costs in seeking FDA approvals are common. Such delays can result from a variety of factors, including the unavailability of the products or the inability to attract sufficient patient enrollment in clinical trials. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. If secured,

FDA approvals may not cover all of the clinical indications for which such approvals initially were sought. FDA approvals also may contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. In addition, the later discovery of previously unknown problems with a product or manufacturer may result in restrictions, including potential withdrawal of the product from the market. Delays in obtaining, our failure to obtain, or the imposition of limitations or restrictions upon, FDA approvals could adversely affect or prevent the marketing of products developed by us and our ability to receive royalty or other product revenues.

        The requirements governing the conduct of clinical trials, manufacturing and marketing of our proposed products outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can involve additional testing. Foreign regulatory approval processes include all of the risks associated with the FDA approval processes discussed above, and the approval of a product by the FDA does not ensure approval of the same product by the health authorities of other countries.

WE ARE DEPENDENT ON SUPPLIERS FOR THE TIMELY DELIVERY OF MATERIALS AND SERVICES AND WE HAVE EXPERIENCED, AND MAY EXPERIENCE IN THE FUTURE, INTERRUPTIONS IN SUPPLY

        We depend on the timely delivery from suppliers of certain materials and services. In connection with our research, preclinical studies and clinical trials, we periodically have experienced interruption in the supply of holmium-166 and monoclonal antibodies used in the PRETARGET(R) programs. Interruptions in these and other supplies could occur in the future and would have a material adverse affect on our operations.

        To be successful, we need to develop and maintain reliable and affordable sources of:

        - commercial quantities of holmium-166 and yttrium-90, the forms of radiation used in our Skeletal Targeted Radiotherapy (STR) product and PRETARGET(R) program;

        -       the bone seeking agent used in our STR product; and

        - the antibody, streptavidin and clearing agent used in our PRETARGET(R) product.

        Sources of these materials are limited, and we may be unable to obtain these materials in amounts and at prices necessary to successfully commercialize our proposed products.

        In February 2000, we engaged International Isotopes, Inc. to build a manufacturing facility for our STR product Phase III clinical trials. International Isotopes is responsible for all aspects of the manufacture of STR, including process qualification, quality control, packaging and shipping, from its Denton, Texas radiopharmaceutical facility. International Isotopes' failure to perform effectively under this contract could have a material adverse impact on our business and operations. We also have entered into an arrangement with the University of Missouri research reactor facility group (MURR) and ABC Labs to produce holmium-166. MURR currently is responsible for the manufacture of holmium-166, including process qualification, quality control, packaging and shipping, from its Columbia, Missouri reactor facility. Our business and operations could be materially adversely affected if MURR does not perform satisfactorily under this arrangement. We are attempting to negotiate a long-term supply contract with MURR. If we are unable to negotiate a long-term contract in a timely fashion upon favorable terms, or if MURR is unable or unwilling to perform its services under such contract in a satisfactory manner, our business could be adversely affected.

IF WE FAIL TO NEGOTIATE AND MAINTAIN COLLABORATIVE ARRANGEMENTS WITH THIRD PARTIES, OUR MANUFACTURING, SALES AND MARKETING ACTIVITIES MAY BE DELAYED OR REDUCED

        We have no experience manufacturing, selling, marketing or distributing commercial products. In most cases, our strategy for commercialization of our potential products requires entering into arrangements with corporate collaborators, licensors, licensees and others to manufacture, distribute and market such products. In addition, we rely on collaborative arrangements with third parties to conduct required clinical trials outside of the United States. As a result, we depend on the successful performance of third parties. Although we believe that parties to our existing and any future arrangements will have an economic incentive to perform for us effectively, their activities will not be within our control.

        We cannot assure you that we will be successful in maintaining our existing relationships or negotiating additional collaborative arrangements in the future. The absence, suspension or termination of current or future relationships with collaborative partners could materially affect the development of our business and results of operations. In the biotechnology industry, termination of relationships, for any reason, has been known to materially adversely affect stock price.

UNCERTAINTIES REGARDING HUMAN IMMUNE RESPONSE TO FOREIGN PROTEINS MAY LIMIT THE EFFECTIVENESS OF OUR PROPOSED CANCER THERAPY PRODUCTS

        We plan to use monoclonal antibodies coupled to streptavidin, a protein of bacterial origins, in our PRETARGET(R) cancer therapy product. These molecules appear as foreign proteins to the human immune system that makes an antibody to the PRETARGET(R) product. If this occurs, a second or third dose may be less safe, less effective or both. It is now possible to replace nearly all of the mouse segments of the antibody with human segments (humanized antibodies), and it is possible that this will reduce the likelihood of antibody to the PRETARGET(R) product. We may use humanized antibodies, where needed, to minimize the "human anti-mouse antibody" (HAMA) response .The "human anti-streptavidin antibody" (HASA) response also may limit the number of doses. We believe that modifying streptavidin may reduce HASA. Although we may use humanized antibodies and are modifying streptavidin, we cannot be certain that either would reduce the extent to which HASA and HAMA may limit the effectiveness of our cancer therapy products.

WE FACE SUBSTANTIAL COMPETITION IN THE DEVELOPMENT OF CANCER THERAPIES AND MAY NOT BE ABLE TO SUCCESSFULLY COMPETE AND OUR POTENTIAL PRODUCTS MAY BE RENDERED OBSOLETE BY RAPID TECHNOLOGICAL CHANGE

        The competition for development of cancer therapies is intense. There are numerous competitors developing products to treat the diseases for which we are seeking to develop products. We are initially focusing our STR product on the treatment of multiple myeloma. Celgene Corporation's thalidomide product is being sold for multiple myeloma, and Cell Therapeutics, Inc.'s arsenic trioxide also is being tested in that disease. Some competitors have adopted product development strategies targeting cancer cells with monoclonal antibodies. Many emerging companies, including IDEC Pharmaceuticals, Cytogen Corp. and Coulter Pharmaceuticals, have corporate partnership arrangements with large, established companies to support the research, development and commercialization of products that may be competitive with ours. In addition, a number of established pharmaceutical companies, including SmithKline Beecham, Nycomed Amersham, Mallinkrodt, Inc. and Bristol-Myers Squibb, are developing proprietary technologies or have enhanced their capabilities by entering into arrangements with, or acquiring, companies with proprietary monoclonal antibody-based technology or other technologies applicable to the treatment of cancer. Many of our existing or potential competitors have or have access to substantially greater financial, research and development, marketing and production resources than we do and may be better equipped than us to develop, manufacture and market competing products. Our competitors may have, or may develop and introduce, new products that would render our technology and products under development less competitive, uneconomical or obsolete.

        We also expect to face increasing competition from universities and other non-profit research organizations. These institutions carry out a significant amount of research and development in the field of antibody-based technology. These institutions are becoming increasingly more aware of the commercial value of their findings and more active in seeking patent and other proprietary rights, as well as licensing revenues.

OUR SUCCESS IS DEPENDENT UPON OUR ABILITY TO EFFECTIVELY PROTECT OUR PATENTS AND PROPRIETARY RIGHTS, WHICH WE MAY NOT BE ABLE TO DO

        The patent position of biotechnology firms is generally highly uncertain and involves complex legal and factual questions. No consistent policy has yet emerged regarding the breadth of claims allowed in biotechnology patents. Products and processes important to us are subject to this uncertainty. Accordingly, we cannot be certain that our patent applications will result in additional patents being issued or that existing or future patents will afford us protection against competitors with similar technology. Third parties could infringe upon or design around our patents. Third parties also could obtain patents that we would have to license or design around. Moreover, the technology applicable to our products is developing rapidly. Research institutes, universities and biotechnology companies, including our competitors, have filed applications for, or have been issued, numerous patents and may obtain additional patents and proprietary rights relating to products or processes competitive with or relating to ours. The scope and validity of such patents, the extent to which we may be required to obtain licenses under these patents or under other proprietary rights, and the cost and availability of such licenses are unknown. We also rely on unpatented proprietary technology. Others may independently develop substantially equivalent proprietary information and techniques or gain access to our proprietary technology or disclose such technology. We may not be able to meaningfully protect our rights in such unpatented proprietary technology.

PRODUCT LIABILITY CLAIMS IN EXCESS OF THE AMOUNT OF OUR INSURANCE WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

        The testing, manufacturing, marketing and sale of the human healthcare products that we have under development may subject us to product liability claims. Although we are insured against such risks up to a $10 million annual aggregate limit in connection with clinical trials and commercial sales of our products under development, we cannot be certain that our present product liability insurance is adequate. A product liability claim in excess of our insurance coverage could material adversely affect out business and may prevent us from obtaining product liability insurance on affordable terms in the future. In addition, we cannot be certain that product liability coverage will continue to be available in sufficient amounts or at an acceptable cost.

OUR USE OF RADIOACTIVE AND OTHER HAZARDOUS MATERIALS EXPOSES US TO THE RISK OF MATERIAL ENVIRONMENTAL LIABILITIES, AND WE MAY INCUR SIGNIFICANT ADDITIONAL COSTS TO COMPLY WITH ENVIRONMENTAL LAWS IN THE FUTURE

        Our research and development and clinical manufacturing processes involve the controlled use of small amounts of hazardous and radioactive materials. As a result, we are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in connection with our use of these materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. In addition, the risk of accidental contamination or injury from hazardous and radioactive materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any resulting damages, and any such liability could exceed our resources.

EVEN IF WE BRING PRODUCTS TO MARKET, CHANGES IN HEALTH CARE REIMBURSEMENT COULD ADVERSELY AFFECT OUR ABILITY TO EFFECTIVELY PRICE OUR PRODUCTS OR OBTAIN ADEQUATE REIMBURSEMENT FOR SALES OF OUR PRODUCTS

        The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of government and third-party payors to contain or reduce the costs of healthcare through various means. For example, in certain foreign markets pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental controls. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. Even in the absence of statutory change, market forces are changing the healthcare sector. We cannot predict the effect healthcare reforms may have on our business, and we cannot be certain that any such reforms will not have a material adverse effect on us. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are prospective collaborators for certain of our potential products, our ability to commercialize our products under development may be adversely affected. In addition, both in the United States and elsewhere, sales of prescription pharmaceuticals depend in part on the availability of reimbursement to the consumer from third-party payors, such as governmental and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to market, we cannot be certain that these products will be considered cost-effective and that reimbursement to the consumer will be available or will be sufficient to allow us to sell our products on a competitive or profitable basis.

THE LOSS OF KEY EMPLOYEES COULD ADVERSELY AFFECT OUR OPERATIONS

        Our success will depend in part on the efforts of certain key scientists and management personnel. Because of the specialized nature of our business, our ability to maintain our competitive position will depend in part on our ability to attract and retain qualified personnel. Competition for such personnel is intense. We cannot be certain that we will be able to hire sufficient qualified personnel on a timely basis or retain such personnel. The loss of key management or scientific personnel could have a material adverse effect on our business. We do not maintain key person insurance on any of our scientists or management personnel.

OUR STOCK PRICE IS VOLATILE AND, AS A RESULT, YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT

        There has been a history of significant volatility in the market prices of securities of biotechnology companies, including our common stock, and it is likely that the market price of our common stock will continue to be highly volatile. Our business and the relative prices of our common stock may be influenced by a large variety of industry factors, including:

        - announcements by us or our competitors concerning acquisitions, strategic alliances, technological innovations and new commercial products;

        - the availability of critical materials used in developing our products;

        -       the results of clinical trials;

        - developments concerning patents, proprietary rights and potential infringement; and

        - the expense and time associated with and the extent of our ultimate success in securing government approvals.

        In addition, public concern about the safety of the products we develop, comments by securities analysts, and general market conditions may have a significant effect on the market price of our common stock. The realization of any of the risks described in this prospectus, as well as other factors, could have a material adverse impact on the market price of our common stock and may result in a loss of some or all of your investment.

        In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could cause our business to suffer.

CERTAIN PROVISIONS IN OUR ARTICLES OF INCORPORATION AND WASHINGTON STATE LAW COULD DISCOURAGE A CHANGE OF CONTROL OF NEORX

        Our articles of incorporation authorize our board of directors to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preference, privileges and restrictions, including voting rights, of those shares without any further vote or action by our shareholders. The issuance of preferred stock could have the effect or delaying, deferring or preventing a change of control of NeoRx, even if this change would benefit our shareholders. In addition, the issuance of preferred stock may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

        We have adopted a shareholder' rights plan, which is intended to protect the rights of shareholders by deterring coercive or unfair takeover tactics. The board of directors declared a dividend to holders of our common stock of one preferred share purchase right for each outstanding share of the common stock. The right is exercisable ten days following the offer to purchase or acquisition of beneficial ownership of 20% of the outstanding common stock by a person or group of affiliated persons. Each right entitles the registered holder, other than the acquiring person or group, to purchase from NeoRx one-hundredth of one share of Series A Junior Participating Preferred Stock at the price of $40, subject to adjustment. The rights expire April 10, 2006. In lieu of exercising the right by purchasing one one-hundredth of one share of Series A Preferred Stock, the holder of the right, other than the acquiring person or group, may purchase for $40 that number of shares of our common stock having a market value of twice that price.

        Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a target corporation, with some exceptions, from engaging in particular significant business transactions with an acquiring person, which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the acquisition. Prohibited transactions include, among other things:

        - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

        - termination of 5% or more of the employees of the target corporation; or

        - receipt by the acquiring person of any disproportionate benefit as a shareholder.

        A corporation may not opt out of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of NeoRx.

                                 USE OF PROCEEDS

        The proceeds from the sale of the common stock offered in this prospectus are solely for the account of the selling shareholders. We will not receive any of the proceeds from such sale.

                              SELLING SHAREHOLDERS

        The shares of common stock to be sold by the selling shareholders under this prospectus represent shares issued to the selling shareholders by us in a private placement transaction exempt from registration under Section 4(2) and Rule 506 of the Securities Act of 1933. The following table sets out the number of shares of common stock held by each selling shareholder and the number of shares of common stock offered by each such selling shareholder.


                                          SHARES BENEFICIALLY     NUMBER OF SHARES       SHARES BENEFICIALLY
                                        OWNED PRIOR TO OFFERING     BEING OFFERED      OWNED AFTER OFFERING(1)
                                        -----------------------     -------------      -----------------------
              NAME                      NUMBER         PERCENT(2)                      NUMBER          PERCENT
              ----                      ------         ----------                      ------          -------
Acqua Wellington Value Fund, Ltd        100,000              *         100,000
Clipperbay & Company                  1,450,000           5.57%        750,000        700,000           2.69%
Deerfield Partners, L.P.                365,000           1.40%        365,000              -              -
Deerfield International Limited         135,000              *         135,000              -              -
Jackson Square Partners L.P.            250,000              *         250,000              -              -
Lone Cypress L.P.                       614,250           2.36%        614,250              -              -
Lone Balsam L.P.                         59,250              *          59,250              -              -
Lone Spruce L.P.                         27,000              *          27,000              -              -
Lone Sequoia L.P.                        49,500              *          49,500              -              -
Pharma W/Health                          50,000              *          50,000              -              -
Sands Point Partners                     50,000              *          50,000              -              -
Total                                 3,150,000          12.09%      2,450,000        700,000           2.69%

--------------
     *  Less than 1%

(1) Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.

(2) Applicable percentage of ownership is based on 26,046,464 shares of our common stock outstanding on September 5, 2000.

                              PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders or by their pledgees, donees, transferees or other successors in interest. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell their shares on the Nasdaq National Market or otherwise, at market prices or at negotiated prices. They may sell shares by one or more of the following means of distribution:

        - block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

        - over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

        -       privately negotiated transactions.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders also may loan or pledge the shares to a broker-dealer, and, upon default, such broker-dealer may sell the pledged shares pursuant to this prospectus.

        In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any commissions, discounts or concessions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the common stock being offered by this prospectus, other than any legal fees of the selling shareholders and any selling expenses of the selling shareholders, including any commissions and discounts of underwriters, dealers or agents.

        We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered in this prospectus. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving shares of the common stock against certain liabilities, including liabilities arising under the Securities Act of 1933.

        At the time a particular offer of shares is made a prospectus supplement, if required, will be distributed. Such prospectus supplement will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed sales price to the public.

        We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act of 1933.

        We have the right, upon written notice to the selling shareholders, to require the selling shareholders to suspend open market offers and sales of the shares if our board of directors reasonably determines that there is a significant business purpose for such suspension. We have agreed to use our best efforts to limit such suspensions to two 30-day periods in any 365-day period.

        We have agreed with the selling shareholders to keep the registration statement of which this prospectus is a part effective until the earlier of:

        -       September , 2002; or

        - the date on which the shares offered by this prospectus may be resold by the selling shareholders without registration or without regard to any volume limitations under Rule 144 under the Securities Act of 1933;

                            VALIDITY OF COMMON STOCK

        Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Perkins Coie LLP, Seattle, Washington.

                                     EXPERTS

        Our financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee.


       SEC registration fee                                       $   12,050
       Legal fees and expenses                                    $   10,000
       Accounting fees and expenses                               $    5,000
       Miscellaneous fees and expenses                            $    2,500
                                                                  ----------
       Total                                                      $   29,550
                                                                  ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIII of the registrant's restated articles of incorporation and Section 12 of the registrant's bylaws provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law and provide the directors and officers of the registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the registrant for such purpose.

        Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article XII of the registrant's restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

ITEM 16. EXHIBITS


        4.1     Article V and Article VI of the Restated Articles of
                Incorporation and Bylaws of NeoRx Corporation (incorporated herein by reference to Exhibit 3.1(e) of the Company's Form 10-K for the fiscal year ended December 31, 1996)

        4.2     Section 1 and Section 4 of the Restated Bylaws of NeoRx
                Corporation (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended December 31,
                1997)

        4.3     Forms of Purchase Agreements

        5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock

        23.1    Consent of KPMG LLP, independent certified public accountants
                23.2 Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto)

ITEM 17. UNDERTAKINGS

        A.      The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        D. The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Seattle, State of Washington, on the 8th day of September, 2000.

                                   NEORX CORPORATION



                                   /s/ Richard L Anderson
                                   ---------------------------------------
                                   By: Richard L. Anderson, President and
                                       Chief Operating Officer



        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 8th day of September, 2000.


      SIGNATURE                                       TITLE
      ---------                                       -----
      /s/ Fred B. Craves
      -------------------------------
      Fred B. Craves, Ph.D.                           Chairman of the Board

      /s/ Paul G. Abrams
      -------------------------------
      Paul G. Abrams, M.D., J.D.                      Chief Executive Officer and Director

      /s/ Jack L. Bowman
      -------------------------------
      Jack L. Bowman                                  Director


      -------------------------------
      Alan A. Steigrod                                Director

      /s/ Carl S. Goldfischer
      -------------------------------
      Carl S. Goldfischer, M.D.                       Director

      /s/ E. Rolland Dickson
      -------------------------------
      E. Rolland Dickson, M.D.                        Director

                                  EXHIBIT INDEX


     Exhibit
      Number
        4.1     Article V and Article VI of the Restated Articles of
                Incorporation of NeoRx Corporation (incorporated herein by reference to Exhibit 3.1(e) of the Company's Form 10-K for the fiscal year ended December 31, 1996)

        4.2     Section 1 and Section 4 of the Restated Bylaws of NeoRx
                Corporation (incorporated herein by reference to Exhibit 3.2 of the Company's Form 10-K for the fiscal year ended December 31,
                1997)

        4.3     Forms of Purchase Agreements

        5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock

        23.1    Consent of KPMG LLP, independent certified public accountants

        23.2    Consent of Perkins Coie LLP (contained in Exhibit 5.1) 24.1
                Power of attorney (contained on signature page)